EXHIBIT 99.1

Piper Sandler Companies
800 Nicollet Mall, Suite 1000
Minneapolis, MN 55402

CONTACT

Pamela Steensland
Tel: 612 303-8185
pamela.steensland@psc.com

F O R I M M E D I A T E R E L E A S E	Tim Carter
Chief Financial Officer
Tel: 612 303-5607
timothy.carter@psc.com

Piper Jaffray and Sandler O’Neill Complete Merger to become Piper Sandler Companies

Minneapolis, January 6, 2020 – Piper Jaffray Companies and Sandler O’Neill + Partners, L.P. today announced the completion of their merger to become Piper Sandler Companies (http://pipersandler.com/) (NYSE: PIPR). The resulting company represents one of the broadest and most capable full-service investment banking platforms on Wall Street complemented by one of the largest securities distribution and trading franchises with market-leading research aligned to serve the middle-market.

“The Piper Sandler combination is an exciting milestone in our 125-year history,” said Chad Abraham, chairman and chief executive officer of Piper Sandler. “The firm will continue our unwavering commitment to clients by delivering exceptional guidance and advice. This is what differentiates us in the marketplace.”

The merger brings together Sandler O’Neill’s leadership in providing advice and solutions to clients in the financial services industry with the growing Piper Jaffray investment banking platform. Jon Doyle, former senior managing principal at Sandler O’Neill, now leads Piper Sandler’s financial services group. Jimmy Dunne, former senior managing principal at Sandler O’Neill, has been named vice chairman of Piper Sandler and senior managing principal of Piper Sandler’s financial services group.

Wachtell, Lipton, Rosen & Katz served as legal advisor to Sandler O’Neill in connection with the transaction, and Sullivan & Cromwell LLP served as legal advisor to Piper Jaffray in connection with the transaction.

About Piper Sandler

Piper Sandler is a leading investment bank and institutional securities firm driven to help clients Realize the Power of Partnership®. Through a distinct combination of candid counsel, focused expertise and empowered employees, we deliver insight and impact to each and every relationship. Our proven advisory teams combine deep product and sector expertise with ready access to global capital. Founded in 1895, the firm is headquartered in Minneapolis with offices across the United States and in London, Aberdeen and Hong Kong. www.PiperSandler.com (http://pipersandler.com/)

Piper Sandler Companies (NYSE: PIPR) is a leading investment bank and institutional securities firm driven to help clients Realize the Power of Partnership®. Securities brokerage and investment banking services are offered in the U.S. through Piper Sandler & Co., member SIPC and NYSE; in Europe through Piper Sandler Ltd., authorized and regulated by the U.K. Financial Conduct Authority; and in Hong Kong through Piper Sandler Hong Kong Limited, authorized and regulated by the Securities and Futures Commission. Asset management products and services are offered through separate investment advisory affiliates.

©2020. Since 1895. Piper Sandler Companies. 800 Nicollet Mall, Minneapolis, Minnesota 55402-7036